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                                        EXHIBIT 11.1
                                MDL INFORMATION SYSTEMS, INC.
                          COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                           THREE MONTHS ENDED         SIX MONTHS ENDED
                                                              SEPTEMBER 30,             SEPTEMBER 30,
                                                              -------------             -------------
                                                          1996         1995          1996         1995
                                                          ----         ----          ----         ----
Net income                                                $1,096       $1,787       $2,828       $2,846
                                                          ======       ======       ======       ======

Weighted average number of common shares
   outstanding                                             8,693        8,285        8,640        8,259

Assuming exercise of stock options reduced by the
   number of shares which could have been purchased
   with the proceeds from exercise of such options           994          894        1,021          798
                                                          ------       ------       ------       ------

Shares used in computing net income per
   common share                                            9,687        9,179        9,661        9,057
                                                          ======       ======       ======       ======

Net income per common share                               $ 0.11       $ 0.19       $ 0.29       $ 0.31
                                                          ======       ======       ======       ======
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